UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for the use of the Commission only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/x/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-12

                           THE TOWN AND COUNTRY TRUST
                (Name of Registrant As Specified In Its Charter)

                                ONEX CORPORATION
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/      No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)       Title of each class of securities to which transaction applies:

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2)       Aggregate number of securities to which transaction applies:

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3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)       Proposed maximum aggregate value of transaction:

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5)       Total fee paid:

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/ /      Fee paid previously with preliminary materials.

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/ /      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


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1)       Amount previously paid:

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2)       Form, Schedule or Registration Statement No.:

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3)       Filing party:

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4)       Date filed:

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ONEX CORPORATION ISSUED THE FOLLOWING PRESS RELEASE ON FEBRUARY 17, 2006:


ONEX CORPORATION                                                    NEWS RELEASE

STOCK SYMBOL: TSX: OCX.SV
Toronto, Ontario - February 17, 2006.


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   ONEX REAL ESTATE AND PARTNERS ENTER INTO NEW AGREEMENT TO ACQUIRE THE TOWN
                               AND COUNTRY TRUST
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                      PRICE INCREASED TO $46.55 (US$40.20)

ALL AMOUNTS IN CANADIAN DOLLARS UNLESS OTHERWISE STATED


TORONTO, CANADA -- Onex Corporation (TSX: OCX.SV) announced today that a joint venture investment vehicle formed by Onex Real Estate, Morgan Stanley Real Estate and Sawyer Realty Holdings LLC has entered into an amended agreement to acquire The Town and Country Trust (NYSE: TCT). TCT is a multifamily real estate investment trust that owns and operates 38 apartment communities with 13,182 apartment homes in the Mid-Atlantic states and Florida.

The acquisition will be an all-cash transaction totaling approximately $1.62 billion, including the assumption of debt. Under the terms of the amended agreement, holders of common shares of TCT and limited partnership units in TCT's operating partnership will receive cash of approximately $46.55 per share or unit. Holders will also receive a pro-rata payment in respect of TCT dividends for the period prior to closing. Completion of the transaction is subject to approval by two-thirds of TCT's common shareholders at a meeting to be held on March 9, 2006. The transaction has been unanimously approved by TCT's Board of Trustees. In addition, certain entities controlled by holders of approximately 9% of the outstanding shares of TCT and 96% of the outstanding limited partnership units in TCT's operating partnership have entered into a voting agreement in favor of the transaction.

Onex Real Estate was formed by Onex in January 2005 to invest in real estate assets in North America and has available capital commitments of approximately $250 million. The final capital structure for the transaction will be determined, and the amount to be invested by Onex Real Estate will be fixed, prior to the closing of the transaction.

Onex Corporation is a diversified company with annual consolidated revenues of more than $17 billion and consolidated assets of approximately $15 billion. Onex is one of Canada's largest companies with global operations in service, manufacturing and technology industries. Its operating companies include Celestica Inc., Spirit AeroSystems, Inc., Emergency Medical Services Corporation, Skilled Healthcare Group, Inc., ClientLogic Corporation, Cineplex Entertainment Limited Partnership, Res-Care, Inc., Cosmetic Essence, Inc., Center for Diagnostic Imaging, Inc. and Radian Communication Services Corporation. Onex shares trade on the Toronto Stock Exchange under the stock symbol OCX.SV.

FOR FURTHER INFORMATION: ANDREW SHEINER - 416-362-7711

For more information on Onex Corporation, visit its website at HTTP://WWW.ONEX.COM.
Onex Corporation's security filings can also be accessed at HTTP://WWW.SEDAR.COM.

MORE INFORMATION

In connection with TCT's solicitation of proxies with respect to the meeting of shareholders called in connection with the proposed transaction, TCT has filed with the SEC a definitive proxy statement which was mailed to shareholders on or around January 30, 2006. TCT will promptly file updated materials with the SEC, including a supplement to the existing proxy statement. TCT SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND THE PROXY SUPPLEMENT, WHEN AVAILABLE, DISTRIBUTED TO SHAREHOLDERS BECAUSE IT CONTAINS IMPORTANT INFORMATION. TCT shareholders may obtain, free-of-charge, a copy of the definitive proxy statement, the proxy supplement, when available, and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. TCT shareholders may also obtain a free-of-charge copy of the definitive proxy statement, the proxy supplement, when available, and other relevant documents by directing a request by mail or telephone to The Town and Country Trust, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: Secretary, telephone:
(410) 539-7600, or from TCT's website at www.tctrust.com.